DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 1998 AND DECEMBER 31, 1997

                                June 30,        December 31,
                                 1998               1997
ASSETS

CASH AND CASH EQUIVALENTS     $1,752,283         $1,475,167
PROPERTY                       7,482,837          7,752,217
OTHER ASSETS                      75,791             72,944

TOTAL                         $9,310,911         $9,300,328

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $2,232,068         $2,082,705

PARTNERS' EQUITY:
General Partners                 (71,239)           (69,852)
Limited Partners               7,150,082          7,287,475
     Total partners' equity    7,078,843          7,217,623

TOTAL                         $9,310,911         $9,300,328

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997

                                 June 30,           June 30,
                                  1997               1996
REVENUES:
Rental Income                   $638,173           $642,026
Interest                          14,808             12,126
     Total revenue               652,981            654,152

EXPENSES:
Operating Expenses               351,617            368,755
General and administrative        65,725             59,515
     Total expenses              417,342            428,270

NET INCOME                      $235,639           $225,882

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $233,283           $223,623
    General partners               2,356              2,259
TOTAL                           $235,639           $225,882

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $7.34              $7.04

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997


                                 June 30,        June 30,
                                  1998            1997

REVENUES:
Rental Income                    $1,288,441      $1,287,272
Interest                             26,890          23,435
 Total revenues                   1,315,331       1,310,707

EXPENSES:
Operating Expenses                  676,854         702,209
General and administrative          135,177         123,467
 Total expenses                     812,031         825,676

NET INCOME                          503,300         485,031

AGGREGATE NET INCOME ALLOCATED TO:
 Limited partners                  $498,267        $480,181
 General partners                     5,033           4,850
TOTAL                              $503,300        $485,031

NET INCOME PER LIMITED
 PARTNERSHIP UNIT                    $15.68          $15.11

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION        31,783          31,783


See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL



EQUITY AT DECEMBER 31, 1996     ($64,000)     $7,866,814   $7,802,814

NET INCOME                         4,850         480,181      485,031
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

EQUITY AT JUNE 30, 1997         ($65,570)     $7,711,335   $7,645,765

EQUITY AT DECEMBER 31, 1997     ($69,852)     $7,287,475   $7,217,623

NET INCOME                         5,033         498,267      503,300
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

EQUITY AT JUNE 30, 1998         ($71,239)     $7,150,082   $7,078,843


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                       June 30,           June 30,
                                        1998               1997

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 503,300        $ 485,031
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        269,264          269,265
  Changes in assets and liabilities:
     Increase in other assets             (2,847)               0
     Increase(Decrease) in liabilities   149,363          (59,430)
Net cash provided by operating
  activities                             919,080          694,866

CASH FLOWS FROM INVESTING ACTIVITIES-
     Disposal(Purchase)of property
       and equipment                         116           (2,000)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (642,080)        (642,080)


NET INCREASE IN CASH AND CASH
     EQUIVALENTS                         277,116           50,786

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,475,167         1,455,407
At end of period                      $1,752,283        $1,506,193

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of June 30, 1998, and for the periods ended June 30, 1998 and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of June 30, 1998, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,827,410
        Furniture and Equipment                5,810
        Total                             12,923,102
        Less: Accumulated Depreciation   ( 5,440,265)
        Property - Net                   $ 7,482,837

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.